Exhibit 10.14

AMENDED AND RESTATED RELEASE AGREEMENT

This AMENDED AND RESTATED RELEASE AGREEMENT (the “Release”) is made and entered into by and between Salt Lending Holdings, Inc. (“Holdings” or the “Company”), and Shawn Owen and Owen Enterprise, LLC (each, a “Holder” and collectively “Owen”), as of the date on which the parties execute it.

WHEREAS, the Company and the Holders previously entered into that certain Release Agreement (the “Prior Agreement”), dated as of April 3, 2019 (the “Effective Date”), and hereby agree that the Prior Agreement shall be amended and restated as follows.

NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Release, it is hereby agreed by and between the parties hereto as follows:

1.    Acknowledgement of Full Receipt of Consideration. In exchange for $150,000 to be paid by the Company to Owen on April 11, 2019, with appropriate federal and state tax withholdings, Owen agrees to fully dismiss any pending claims. Additionally, as of the date of this Release, and upon payment of funds provided herein, Owen has been paid all sums that he had earned, or to which he otherwise was entitled, in connection with his employment with Holdings and membership on the Board of Directors. Holdings acknowledges that Owen’s cessation of employment as Chief Executive Officer was without cause.

2.    Reserved.

3.    Indemnification. For the consideration set forth in this Release and the mutual covenants of Holdings and Owen under this Release, Holdings does hereby release, indemnify and agree to defend Owen and his successors, assigns, members, managers, subsidiaries, affiliates, parents, partners, officers, directors, employees, agents, attorneys, licensors, licensees and representatives from any and all debts and obligations, causes of action, actions, suits, judgments, liens, indebtedness, damages, losses, claims, attorney’s fees, liabilities and demands of any nature and kind whatsoever in law or equity, whether direct or indirect, absolute or contingent, now or hereafter existing, due or to become due, known or unknown, related to, and arising out of, or in connection with any regulatory matter initiated by the United States Government, including by the Securities and Exchange Commission, in the matter styled Lechner v. Salt Holdings, Inc., Case Number 2018CV34191, currently pending in the Colorado District Court, Denver County, and/or any other matter that involves Owen’s role as an employee or as a Director for Holdings. This includes reasonable attorney’s fees, costs, and assessed damages and/or penalties so long as no criminal wrongdoing is found.

4.    Denial of Liability. The parties acknowledge that any payment by Holdings and any release by Owen pursuant to this Release are made in compromise of disputed claims; that in making any such payment or release, neither Holdings nor Owen admit in any way any wrongdoing or liability to each other or to any other affiliated party; and that the parties expressly deny any such liability.

5.    Nondisparagement and Non-Waiver. Owen and Holdings agree that neither Owen nor any officer or director of Holdings will at any time disparage the other to third parties in any manner likely to be harmful to the other party, a party’s business reputation, or the personal or business reputation of its directors, shareholders and/or employees. Notwithstanding the prohibition in the preceding sentence, each party shall respond accurately and fully to any question, inquiry, or request for information when required by law to do so. Nothing in this Release shall limit either Party’s right to file a charge with, communicate with, or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”), Securities Exchange Commission (“SEC”), or any other federal or state agency. This Release does not limit either Party’s right to receive an award for information provided to the SEC about potential securities law violations.

6.    Holdings’ Property. Holdings acknowledges that Owen has returned any and all Holdings tangible and physical property which was in his possession upon the cessation of his employment.

7.    Option to Purchase. The Holders represent and warrant that Shawn Owen and Owen Enterprise, LLC are respectively the beneficial owners of 1.25 million shares (the “Shares”). The Company hereby agrees to pay Shawn Owen / Owen Enterprise, LLC a lump sum payment of $600,000.00 USD on April 11, 2019, and each Holder agrees that such Holder’s Shares shall be subject to the Purchase Option as set forth below. Until the earliest of: (i) the Company’s entry into a definitive agreement to consummate a Change in Control, (ii) an IPO, or (iii) the two-year anniversary of the date hereof (the “Exercise Period”), the Company shall have the right and option (the “Purchase Option”) to purchase from each Holder, for a price equal to the greater of (i) $4.10 per share or (ii) the per share price as determined by an independent valuation firm based upon the valuation of the Company at the time of the exercise (a copy of which report shall be provided to each Holder at the time of the exercise) (the “Option Price”), 1,250,000 (One Million Two Hundred and Fifty Thousand) of such Holder’s Shares. The Company may exercise the Purchase Option by delivering or mailing to a Holder a written notice of exercise of the Purchase Option, specifying the number of Shares to be purchased. If the Company fails to exercise the Purchase Option and purchase such Holder’s Shares within Exercise Period at the Option Price, the Holder shall have the option to require the Company to redeem its Shares for the Option Price. Within five (5) days after delivery to the Holder of the Company’s notice of the exercise of the Purchase Option, the Holder shall tender to the Company at its principal offices the certificates representing the Shares that the Company has elected to purchase, duly endorsed in blank or with duly endorsed stock powers attached thereto, all in form acceptable to the Company. Promptly following its receipt of such certificates, the Company shall pay to the Holder the aggregate Option Price for such Shares (provided that any delay in making such payment shall not invalidate the Company’s exercise of the Purchase Option with respect to such Shares). If the Shares are uncertificated, or the Holder fails to deliver the foregoing certificates and stock power, the Company may at its option, in addition to other remedies it may have, send to such Holder the purchase price for such Shares and transfer to the name of the Company on the Company’s books any certificates or book entry representing such Shares. From the date hereof, the Holders shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any Shares, or any interest therein, without the prior written consent of the Company, and any transfer entered into without such consent shall be null and void. For purposes of this agreement:

(a)    “Change in Control” means (i) any sale, license, lease, exchange, transfer or other disposition of the assets of the Company or any subsidiary of the Company constituting more than 50% of the consolidated assets of the Company or accounting for more than 50% of the consolidated revenues of the Company in any one transaction or in a series of related transactions; or (ii) any merger, consolidation, business combination, share purchase, share exchange, reorganization or similar transaction or series of related transactions involving the Company or any subsidiary of the Company whereby the holders of voting capital stock of the Company immediately prior to any such transaction hold less than 50% of the voting capital stock of the Company or the surviving corporation (or its parent company) immediately after the consummation of any such transaction.

(b)    “IPO” means the consummation of the Company’s first public offering of its Common Stock under the Securities Act of 1933, as amended.

8.    Acceleration of the Purchase Option. In the event that any of the holders of the Common Stock of the Company notifies the Company of their intention to sell their shares of Common Stock of the Company pursuant to the Company’s right of first of refusal under each holders respective Restricted Common Stock Purchase Agreement prior to the expiration of the Exercise Period of the Option, the Company shall notify Owen of the terms of such sale and agrees to give Owen the option to require the Company to purchase all of Owens Shares at the same price offered to the other holder who is selling the Common Stock of the Company.

9.    Voting. Each Holder hereby appoints the Company, as represented by a majority vote of the Company’s Board of Directors, (the “Proxyholder”), for a period of one year commencing from the Effective Date of this Release (the “Proxy Period”), as such Holder’s limited proxy with full power of substitution, grants a limited power of attorney to the Proxyholder, and authorizes the Proxyholder to represent and vote all voting securities of the Company that are now owned or subsequently acquired by such Holder (the “Voting Securities”) on any votes concerning the re-election to the Company’s Board of Directors of any individual that was, but is not currently, a member of the Company’s Board of Directors. Each of the proxy and power of attorney granted herein is given in consideration of the agreements and covenants of the Company and, as such, each is coupled with an interest and shall be irrevocable unless and until this agreement terminates or expires. Each Holder hereby revokes any and all previous proxies or powers of attorney with respect to the Voting Securities and shall not hereafter, unless and until this agreement terminates or expires, purport to grant any other proxy or power of attorney with respect to any of the Voting Securities, deposit any of the Voting Securities into a voting trust or enter into any agreement (other than this agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Voting Securities. During the Proxy Period, prior to voting or executing any written consent of stockholders concerning the Board of Directors of the Company, the Holder shall first give written notice to the Company at least 5 days in advance (the “Prior Notice”), and specify incomplete detail the action proposed to be approved by such vote or written consent of the stockholders. During the Proxy Period, the Holder shall not attempt to vote or execute any written consent of stockholders in a manner that is inconsistent with the terms herein, and the Holder agrees that any such attempted vote or written consent in a manner that is inconsistent with the terms herein (including the failure to provide the Company with the Prior Notice) shall be null and void.

10.    Alignment of Interests. Holders shall receive a single one-time lump sum payment of $5,000,000.00 (Five-Million USD) in the event the company reaches a valuation in excess of $100,000,000.00 (One Hundred Million USD). Said valuation shall be conducted in accordance with industry standards and best practices by an independent qualified valuation expert of the companies choosing.

11.    Covenant Not to Compete. Holdings hereby waives any and all non-compete and restrictive covenants between Holdings and Owen and release Owen from all such obligation, up to and including any restrictive covenants contained in Section 6 of the Salt Lending Holdings, Inc. Stockholders Agreement and Article 4 of that certain employment Agreement entered into between Holdings and Shawn Owen, individually, on October 17, 2016.

12.    Confidentiality of Agreement. Unless otherwise provided in this Release, Owen and Holdings acknowledge that confidentiality and nondisclosure are material considerations for the parties entering into this Release. As such, the provisions of this Release shall be held in strictest confidence by Owen and Holdings and shall not be publicized or disclosed in any manner whatsoever, including but not limited to, the print or broadcast media, any public network such as the Internet, any other outbound data program such as computer generated mail, reports, faxes, or any source likely to result in publication or computerized access. Notwithstanding the prohibition in the preceding sentence: (a) the parties may disclose this Release in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (b) Holdings may disclose this Release as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; (c) the parties may disclose this Release upon request from any government entity or court of law; and (d) the parties may disclose this Release insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

13.    Confidentiality and Proprietary Information. Owen agrees that he shall take all reasonable steps to maintain and hold confidential all Confidential Information as defined in Annex A only for the benefit of the Company. Owen understands that all documents and materials which contain Confidential Information are the property of the Company. Owen understands that the Company’s competitive position is highly dependent on its Confidential Information. Accordingly, Owen recognizes that any disclosure of Confidential Information will cause immediate, irreparable harm to the Company. Any breach or threatened breach of this Release, therefore, may be presented without notice to a court for enforcement by both injunction and damages. All obligations of this Release shall remain in effect for the longer of a four year period following any termination of employment with the Company and so long thereafter as each particular item of Confidential Information remains not rightfully and publicly available as assembled information from one library source. In the event litigation is instituted seeking the enforcement of this Release, the prevailing party shall be entitled to recover reasonable attorney fees and costs incurred in such litigation; however, such attorney fees and costs shall not be assessed against Owen in the event that Owen consents, prior to a preliminary hearing, to a permanent injunction as requested by the Company.

14.    Release of Claims by Owen. Unless otherwise provided for in this Release, for the consideration set forth in this Release and the mutual covenants of Holdings and Owen, Owen hereby releases, acquits and forever discharges Holdings, its affiliated corporations and entities, its and their officers, directors, agents, representatives, servants, attorneys, employees, shareholders, successors, assigns and employee benefit plans of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known or unknown, suspected and unsuspected, disclosed and undisclosed, liquidated or contingent, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the Effective Date, including but not limited to: any and all such claims and demands directly or indirectly arising out of or in any way connected with Owen’s employment with Holdings or the termination of that employment; claims or demands related to salary, commissions, vacation pay, personal time off, fringe benefits, expense reimbursements, sabbatical benefits, severance benefits, or any other form of compensation; claims pursuant to any federal, any state or any local law, statute, common law or cause of action including, but not limited to, the Civil Rights Act of 1964, as amended; attorney’s fees, costs, or any other expenses under Title VII of the Civil Rights Act of 1964, as amended; the Employment Retirement Income Security Act; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act; the Age Discrimination in Employment Act; the Equal Pay Act; the Colorado Discrimination and Unfair Employment Act, tort law; wrongful discharge; discrimination; harassment; fraud; defamation; libel; emotional distress; and breach of the implied covenant of good faith and fair dealing.

15.    Release of Claims by Holdings. Unless otherwise provided for in this Release, for the consideration set forth in this Release and the mutual covenants of Holdings and Owen Holdings hereby releases, acquits and forever discharges Owen his affiliated corporations and entities, its and their officers, directors, managers, agents, representatives, servants, attorneys, employees, shareholders, members, successors, assigns and employee benefit plans of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known or unknown, suspected and unsuspected, disclosed and undisclosed, liquidated or contingent, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the Effective Date, including but not limited to: any and all such claims and demands directly or indirectly arising out of or in any way connected with Owen’s employment with Holdings or the termination of that employment; claims or demands related to Owen s’ position as a Director of Holdings; claims pursuant to any federal, any state or any local law, statute, common law or cause of action including, but not limited to, the Civil Rights Act of 1964, as amended; attorney’s fees, costs, or any other expenses under Title VII of the Civil Rights Act of 1964, as amended; the Employment Retirement Income Security Act; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act; the Age Discrimination in Employment Act; the Equal Pay Act; the Colorado Discrimination and Unfair Employment Act; the Colorado Uniform Trade Secret Act; the Defend Trade Secret Act; Delaware trade secrets law; tort law; breach of fiduciary duty; breach of the duty of loyalty; discrimination; harassment; fraud; defamation; libel; emotional distress; and breach of the implied covenant of good faith and fair dealing.

16.    Tax Consequences. The parties make no representations in regard to the tax consequences of this Release, except for the obligations set forth in Paragraph 17 of this Release. Holdings agrees to fully indemnify and hold Owen harmless from, and for any IRS or any other taxing authority investigation or audit of Holding’s treatment of Owen related to the 2017 and 2018 tax years, including, but not limited to, any penalties, interest, or additional tax associated with same; provided, however, that Holder shall not be indemnified with respect to any income and employment taxes (and penalties, interest and additional tax thereon) payable with respect to those years. The parties agree that the rights or remedies related to the 2017 and 2018 tax consequences related to Owen’s compensation and issuance of stock are carved out of this Release and there are no waiver of these rights or remedies.

17.    Tax Amendments. Holdings agrees to reimburse Owen for any and all income and employment taxes, penalties and interest incurred by Owen related to the vesting of 750,000 shares of restricted stock to Holder in 2017; in order to receive such reimbursement, Owen must submit to Holdings proof of payment to the United States Internal Revenue Service and any state taxing authority along with documents supporting the required payment and Holdings will pay the reimbursement amounts, net of applicable withholding taxes, within 5 business days thereafter. Holdings agrees to issue to Owen an amended Wage and Tax Statement (Form W-2) for the 2018 tax year to reflect Owen’s receipt of a bitcoin bonus with a value of $1,958,877 (the “Bitcoin Bonus”). Holdings agrees to pay, on behalf of Owen, to the United States Internal Revenue Service and any state taxing authority all income and employment taxes that Holdings would be required to withhold in connection with the payment of the Bitcoin Bonus (the “Bonus Tax Amount”) and Holdings will withhold from the amounts payable to Owen (or Owen Enterprise, LLC) under Section 1 and Section 7 of the Agreement all income and employment taxes required to be withheld by Holdings in connection with the payment of the Bonus Tax Amount by Holdings. Owen agrees to pay any additional income and employment taxes due to the United States Internal Revenue Service and any taxing authority on the Bitcoin Bonus and Bonus Tax Amount.

18.    Authorization of Transaction. Holdings, and the party signing on behalf of Holdings below, represent that they have full corporate power and authority to execute and deliver this Release and to perform Holdings’ obligations hereunder. This Release constitutes the valid and legally binding obligation of Holdings, enforceable in accordance with its terms and conditions. Holdings need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency, or other third party, in order to consummate the transactions contemplated by this Release. The execution, delivery, and performance of this Release and all other agreements contemplated hereby have been duly authorized by Holdings.

19.    Covenant of Cooperation. The parties acknowledge that because of their previous business relationship, the parties may possess information that may be relevant to or discoverable in litigation and/or regulatory matters in which either or both parties are involved or may in the future be involved. The parties agree that as the responding party (“Responding Party”), they shall testify truthfully in connection with any such matters, shall cooperate with one another in connection with such matters, and that their respective duties of cooperation shall include an obligation to meet with the other party’s (“Other Party”) representatives and/or counsel concerning such litigation and/or regulatory matters for such purposes, and at such times and places, as the Other Party deems necessary, in its sole discretion, and to appear for deposition upon the Other Party’s request and without a subpoena. Each party agrees that under those circumstances, the Responding Party shall not be entitled to any compensation in connection with their duty of cooperation, except that the Other Party may reimburse the Responding Party for reasonable out-of-pocket expenses that it incurs in honoring its obligation of cooperation.

20.    Compliance With Laws. The parties shall comply with the requirements of all applicable laws and acknowledge that such compliance may, individually or in the aggregate, materially and adversely affect the ability of the parties to perform their obligations under the Agreement; provided that the parties are acting in good faith to perform such obligations.

21.    No Third-Party Rights. The parties agree that by making this Release they do not intend to confer any benefits, privileges, or rights to others. The Release is strictly between the parties hereto, and it shall not be construed to vest in any other third-party beneficiary.

22.    Voluntary and Knowingly. The parties acknowledges that in executing this Release, each has reviewed it and understands its terms and has had an opportunity and was advised to seek guidance from counsel of his own choosing, and was fully advised of their rights under law, and acted knowingly and voluntarily.

23.    Duty to Effectuate. The parties agree to perform any lawful additional acts, including the execution of additional agreements, as are reasonably necessary to effectuate the purpose of this Release.

24.    Entire Agreement. This Release constitutes the complete, final and exclusive embodiment of the entire agreement between Owen and Holdings with regard to the provisions of this Release, including but not necessarily limited to Salt’s termination without cause of Owen’s employment, the severance benefits paid to Owen Owen’s obligations concerning competition against the Company, and Owen’s obligations concerning company confidential and proprietary information. This Release is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein.

25.    Successors and Assigns. This Release shall bind the heirs, personal representatives, successors, assigns, executors and administrators of each party, and inure to the benefit of each party, its heirs, successors and any assign of the Company.

26.    Applicable Law. The parties agree and intend that this Release be construed and enforced in accordance with the laws of the State of Colorado, to the fullest extent permitted by law.

27.    Forum. Unless otherwise provided for in this Release, any controversy arising out of or relating to this Release or the breach thereof, or any claim or action to enforce this Release or portion thereof, or any controversy or claim requiring interpretation of this Release must be brought in a forum located within the State of Colorado. No such action may be brought in any forum outside the State of Colorado. Any action brought in contravention of this paragraph by one party is subject to dismissal at any time and at any stage of the proceedings by the other, and no action taken by the other in defending, counterclaiming, or appealing shall be construed as a waiver of this right to immediate dismissal. A party bringing an action in contravention of this paragraph shall be liable to the other party for the costs, expenses and attorney’s fees incurred in successfully dismissing the action or successfully transferring the action to a forum located within the State of Colorado.

28.    Severable. If any provision of this Release is determined to be invalid, void or unenforceable, in whole or in part, this determination will not affect any other provision of this Release, and the provision in question shall be modified so as to be rendered enforceable.

29.    Enforce According To Terms. The parties intend this Release to be enforced according to its terms.

30.    Attorney's Fees. The prevailing party in an action to enforce the terms of this Release shall be entitled to its reasonable costs, expenses, and attorney's fees.

31.    Liquidated Damages. The parties intend to include a liquidated damages clause in this Release. In the event of a breach or threatened breach of this Release by Holdings, Holdings agrees to pay Owen an amount equal to $2,000,000 in addition to interest in the amount of eight percent (8%) per annum, compounded annually. The parties agree that this is a reasonable estimate of the presumed actual damages that the breach would or has caused. The Parties acknowledge that in the event of the breach of this Release by Salt, liquidated damages are an available remedy to Owen and the inclusion of this amount does not preclude Owen's recovery of damages or other amounts under the terms of his Release and the applicable law.

32.    Section Headings. The section and paragraph headings contained in this Release are for reference purposes only and shall not affect in any way the meaning or interpretation of this Release.

IN WITNESS WHEREOF, the parties have duly authorized and caused this Release to be executed as follows:

Shawn Owen	Salt Lending Holdings, Inc. By

Its: President

Date: April 11 , 2019	Date: April 11 , 2019
Owen Enterprise, LLC By: Its: Manager Date: April 11 , 2019

ANNEX A

DEFINITIONS

(a)         “Confidential Information” means all information considered by the Company to provide it a competitive advantage, except to the extent it can be clearly established by Owen that such information either was known by Owen prior to Owen’s employment by the Company or is publicly available as assembled information from one library source. As used in this Release, “Confidential Information” shall include by example, but not as a limitation, (1) all development or design information relating to existing products of the Company or relating to products under development or planned by the Company or on its behalf, such as the information contained in schematics, circuitry descriptions and drawings, parts, descriptions of product problems or limitations, technical and scientific information, information relating to key research and development areas, consulting source’s documents, notes and correspondence, descriptions of development efforts, whether successful or not, flow charts or source code listings; (2) all manufacturing information of existing products of and products under development or planned by the Company or on its behalf such as materials sources, vendors, costs, manufacturing methods, purchasing sources; and (3) all business, marketing and financial information of the Company including but not limited to research and development strategies, employee responsibilities other than generic titles, development schedules, business forecasts, client and customer lists, past, present and future financial information about the Company, consultant identities and capabilities, materials and component supplies, or Company opportunity lists or items.

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